SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of May 15, 2019

Series	Classes

JPMorgan Core Focus SMA Fund	No Class Designation

JPMorgan Equity Premium Income Fund	A, C, I, R5, R6

JPMorgan Emerging Markets Research Enhanced Equity Fund	I, R6

JPMorgan High Yield Opportunities Fund	A, C, I, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan International Equity Plus Fund	A, C, I

JPMorgan International Hedged Equity Fund	A, C, I, R5, R6

JPMorgan Macro Opportunities Fund	A, C, I

JPMorgan Multi-Manager Long-Short Fund	A, C, I, R5, R6

JPMorgan Municipal SMA Fund	No Class Designation

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartSpending 2050 Fund	A, I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

JPMorgan Value Plus Fund[1]	A, C, I

[1]	To be liquidated on or about June 25, 2019.